stock for each hour worked by an hourly employee subject to the Collective
     Bargaining Agreement with the United Steelworkers of America, Local 7150, and one (1) share of Oremet common stock for each day worked by a salaried employee not subject to such Collective Bargaining Agreement.

               Equity contributions shall be held in trust uninvested by the Company and shall not accrue earnings until remitted to the Trustee, which shall be during or as soon as practicable following the Valuation Date. However, effective for contributions made on or after April 1, 1996, if the value per share contributed for each hour/day worked exceeds or would exceed $32 (the "Ceiling Price"), then a fraction of such share shall be contributed, such fractional share to be determined by dividing $32 by the value of one share at the time of contribution. The quantity of shares of Oremet common stock and the Ceiling Price shall be adjusted proportionately in the event of a stock dividend or stock split of Oremet common stock.

          (b) Equity contributions made with respect to a Plan Year or any part thereof pursuant to this Section 4.3 shall in no event be made later than the time prescribed by law for filing the income tax return of the Company for the fiscal year of the Company (including extensions thereto) which correspond to such Plan Year. However, the Company may elect to make such contributions on a quarterly basis, although it shall not be required to do so.

          (c) Equity contributions to the trust under the Plan shall be made in cash or other property as the Company, in its discretion, shall determine, although it is expected that all such contributions will be made in equity stock of the Company.

          (d) Equity contributions shall be regarded as qualified Non-Elective Contributions under the Code.

     4.4  Voluntary Contributions.
          _______________________   Each Participant may elect, by executing a
form provided by the Committee, to contribute to the Trust Fund an amount which does not exceed fifteen percent (15%), of his Compensation. The Committee shall establish the time of admission and periods within which election forms must be received. A Participant who has elected to make Voluntary Contributions may suspend his contributions at any time, by giving advance written notice to the Committee on a form provided by the Committee. Following a suspension of contributions, the Participant may not resume making contributions until the next admission period. All voluntary Contributions shall be credited with the earnings and losses of the Trust Fund in the manner and at the times set forth in Section 5.8 of the Plan.

          The Committee shall establish such rules and procedures for the acceptance of, manner of accounting for, distribution of Voluntary Contributions, and earnings thereon, as it shall deem advisable.

     4.5. Limitations on Contributions.
          ____________________________   Notwithstanding anything to the
contrary in Sections 3.1, 3.8, 4.1 or 4.2 in no event shall: (i) the aggregate amount of such Contributions contributed by the Company pursuant to this Plan exceed the maximum deduction allowable by Section 404(a)(3)(A) of the Code; or
(ii) the Company contribute an amount for any Limitation Year which would cause:
(a) the Annual Additions to the accounts of any Participant to exceed the Maximum Permissible Amount for such Participant for that Year (except as provided in Section 5.6(b); or (b)

OREGON METALLURGICAL CORPORATION SAVINGS PLAN                         PAGE 18

                                        AMENDED EFFECTIVE APRIL 1, 1996

                                        /s/ Dennis P. Kelly
                                        ---------------------------------------
                                        Dennis P. Kelly, Vice President
                                        Finance and CFO